Exhibit 3.27

State of Delaware Secretary of State Division of Corporations Delivered 06:14 PM 07/16/2013 FILED 05:30 PM 07/16/2013 SRV 130884804 – 5365544 FILE

CERTIFICATE OF FORMATION

OF

CAESARS GROWTH PH FEE, LLC

Dated as of July 16, 2013

This Certificate of Formation is being filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act, in connection with the formation of Caesars Growth PH Fee, LLC, a Delaware limited liability company (the “Company”).

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

FIRST: The name of the limited liability company is “Caesars Growth PH Fee, LLC”.

SECOND: The Company’s registered office in the State of Delaware is to be located at State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The registered agent of the Company at such address is The Corporation Service Company.

THIRD: The Certificate of Formation shall be effective upon its filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date first written above.

Name:	Matthew Vittone
Title:	Authorized Person